Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of First Seacoast Bancorp, Inc. of our report dated March 25, 2022, on the consolidated financial statements of First Seacoast Bancorp included in the Prospectus contained in such Registration Statement and to the reference to us under the heading “Experts” in the Prospectus.

/s/Baker Newman & Noyes LLC

Portsmouth, New Hampshire

September 13, 2022